Lehman Brothers Holdings Inc.
                       3 World Financial Center, 24th Floor
                                New York, NY 10285


                          OFFICE OF THE GENERAL COUNSEL


                                                      November 12, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

       Attn:  Document Control--EDGAR

       Re:  SCHEDULE 13G AMENDMENT NO. 2


Dear Commissioner:

    On behalf of Lehman Brothers Holdings Inc. (the "Reporting Person"), submitted in electronic form for filing, is an Amendment No. 2 to a Schedule 13G
relating to the  Reporting  Person's   ownership  of  6.875%  Series  Cumulative
Preferred Stock of Montana Power Co.

         If you have any questions regarding this filing, please contact the undersigned at (212) 526-1911.



                                                      Very truly yours,


                                                      /s/ Karen C. Manson
                                                      -------------------
                                                       Karen C. Manson
                                                       Vice President
                                                       Secretary

Enclosure

cc:   Montana Power Co.
      National Association of Securities Dealers, Inc.